UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: (Date of earliest event reported): May 6, 2008
METRO ONE TELECOMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-27024	93-0995165
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
11220 Murray Scholls Place Beaverton, Oregon 97007
(Address of principal executive offices)
(503) 643-9500
(Registrant’s telephone number, including area code)
Not applicable (Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 6, 2008, Metro One Telecommunications, Inc. (the “Company”) completed the sale of a portfolio of surplus intellectual property to a subsidiary of kgb, formerly INFONXX, Inc., a provider of live operator directory assistance services headquartered in New York City. The transaction was completed pursuant to a Patent Purchase Agreement, dated May 6, 2008, between the Company and the kgb subsidiary, and the consideration received by the Company was $8.0 million in cash.

The portfolio consisted of 49 issued and 78 pending patents in North America and numerous trademarks and domain names, all of which were developed originally for use in Metro One’s discontinued live operator directory assistance business unit. Metro One retained ownership of a data management and analytic patent and pending application that are pivotal to its continuing business model that is focused on providing data, data processing and analysis services, and contact services to business customers. As part of the transaction and for no additional consideration, Metro One licensed its retained data patent and rights under its pending patent application to kgb for use only by or for kgb.

The foregoing description of the transaction and of the Patent Purchase Agreement is qualified in its entirety by reference to the full text of the Patent Purchase Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this report on Form 8-K:

2.1	Patent Purchase Agreement, dated May 6, 2008, between Metro One Telecommunications, Inc. and Grape Technology Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRO ONE TELECOMMUNICATIONS, INC.
Date: May 12, 2008	By:	/s/ James F. Hensel
James F. Hensel, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Name of Exhibit

2.1	Patent Purchase Agreement, dated May 6, 2008, between Metro One Telecommunications, Inc. and Grape Technology Group, Inc.